Exhibit 23.3

December 10, 2004

Board of Directors

Rome, MHC

Rome Bancorp, Inc.

The Rome Savings Bank

100 West Dominick Street

Rome, New York 13440

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and in the Form S-1 Registration Statement, and any amendments thereto, for Rome Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Rome Bancorp, Inc.

Sincerely,

RP FINANCIAL, LC

/s/ Gregory E. Dunn
Senior Vice President